Exhibit 4.6

LIMITED WAIVER AND CONSENT

This LIMITED WAIVER AND CONSENT, dated as of March 17, 2025 (this “Waiver and Consent”), is entered into by and between Fusion Fuel Green PLC, an Irish public limited company (the “Company”), and Keystone Capital Partners, LLC, a Delaware limited liability company (“Keystone”). Each of the Company and Keystone are sometimes referred to in this Agreement individually as a “Party” and, collectively, as the “Parties”.

RECITALS

A. The Company intends to conduct an “at the market offering” (as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”)), under a sales agreement (as may be amended from time to time, the “ATM Agreement”) between the Company and H.C. Wainwright & Co., LLC (“Wainwright”), under which the Company may offer and sell through Wainwright, as sales agent, the Company’s Class A ordinary shares (the “Shares”) with a nominal value of $0.0001 (the “ATM”).

B. Certain provisions of the Ordinary Shares Purchase Agreement, dated as of January 10, 2025, between the Parties (the “Purchase Agreement”) concern certain restrictions and conditions in connection with the ATM.

C. The Parties have determined that it is in their mutual interest to waive any restrictions and conditions under the Purchase Agreement for the sole and limited purpose of allowing the Company to conduct the ATM, without waiving any other condition, restriction, compensation or other requirements under the Purchase Agreement.

D. The Parties therefore wish to confirm that any restrictions and conditions under the Purchase Agreement shall hereby be waived for the sole and limited purpose of allowing the Company to conduct the ATM, pursuant to this Waiver and Consent, and that Keystone consents to such limited waiver, and to provide for related matters pursuant to this Waiver and Consent.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties, intending to be legally bound, hereby agree as follows:

1. Definitions; Transaction Documents. This Waiver and Consent shall constitute a waiver pursuant to Section 9.5 of the Purchase Agreement.

2. Waiver of Application of Certain Provisions With Respect to ATM and Consent Thereto. Keystone hereby waives and consents, for the limited purposes set forth herein, to the waiver of any restrictions and conditions that would be applicable under the Purchase Agreement in relation to the ATM, including entering into any agreement relating to the ATM, the filing of a prospectus supplement to a prospectus contained in an effective registration statement filed under the Securities Act relating to the ATM (as may be amended and/or supplemented from time to time), the announcement of the ATM, the entry into the ATM Agreement and the consummation of the transactions contemplated thereby, the issuance, offer, sale, or grant of Shares relating to the ATM, and/or the issuance, offer, sale, or grant of any securities in connection with either the provision of goods or services or settlement of any obligations that may otherwise arise with respect to the ATM (the “Waived Matters”), under the Purchase Agreement, including but not limited to the provisions contained in Section 5.6(iv) of the Purchase Agreement. The application of any such restrictions and conditions that would be applicable in connection with any of the Waived Matters are hereby waived in their entirety, and Keystone hereby consents to such waiver. Keystone waives any right to exercise, enforce, or attempt to exercise or enforce any such restrictions and conditions that would be applicable in connection with any of the Waived Matters, and Keystone consents to the foregoing. Nothing in this Waiver and Consent shall be deemed a waiver of any other rights belonging to Keystone pursuant to the Purchase Agreement, other than the waiver of Keystone’s rights related to the Waived Matters. In addition, the Company must use twenty-five percent (25%) of any gross proceeds received pursuant to the ATM to make payments of outstanding interest, dividends and principal, as applicable, applied pro-rata or as instructed by Keystone on any outstanding notes or other obligations issued by the Company as set forth in Schedule 5.17 to the Purchase Agreement. All payments shall be applied first to any accrued but unpaid interest and then to the reduction of the unpaid principal balance of such obligation. Such payments shall be made at a rate of 120% of the greater of (i) the outstanding obligations under such note or instrument and (ii) the intrinsic underlying value of such instrument.

3. Conditions to Effectiveness of Waiver and Consent. This Waiver and Consent shall become effective upon receipt by the Parties of counterpart signatures to this Waiver and Consent duly executed and delivered by the Parties.

4. No Implied Waiver or Consent. Except as expressly set forth in this Waiver and Consent, this Waiver and Consent shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of Keystone under the Purchase Agreement, or alter, modify, amend or in any way affect any of the terms, obligations or covenants contained therein.

5. Counterparts. This Waiver and Consent may be executed by the Parties in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page of this Waiver and Consent by e-mail (e.g., “pdf” or “tiff”) or fax transmission shall be effective as delivery of a manually executed counterpart of this Waiver and Consent.

7. Governing Law. THIS WAIVER AND CONSENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PREPARED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

8. Binding Agreement. This Waiver and Consent shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and assigns.

9. Headings. The headings in this Waiver and Consent are for reference only and do not affect the interpretation of this Waiver and Consent.

10. Complete Agreement. This Waiver and Consent constitutes the sole and entire agreement of the Parties with respect to the limited subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Waiver and Consent to be duly executed and delivered as of the date first set forth above.

Fusion fuel green llc

By:	/s/ John-Paul Backwell
Name:	John-Paul Backwell
Title:	Chief Executive Officer

Keystone capital partners, llc

By:	/s/ Fredric Zaino
Name:	Fredric Zaino
Title:	Chief Investment Officer

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